As filed with the Securities and Exchange Commission on September 16, 2011.
Registration No. 333-176744

U.S. SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
___________________________________
Amendment No.1
To
Form F-10
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933
___________________________________

BANRO CORPORATION
(Exact name of Registrant as specified in its charter)

Canada	1040	N/A
(Province or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number, if any)

1 First Canadian Place
100 King Street West, Suite 7070
Toronto, Ontario M5X 1E3
Canada
(416) 366-2221
(Address and telephone number of Registrant’s principal executive offices)

DL Services Inc.
Columbia Center
701 Fifth Avenue, Suite 6100
Seattle, WA  98104
(206) 903-8800
(Name, address (including zip code) and telephone number (including area code) of agent for service in the United States)
___________________________________

Copies to:

Christopher J. Barry Daniel M. Miller Dorsey & Whitney LLP Columbia Center 701 Fifth Avenue, Suite 6100 Seattle, WA 98104 (206) 903-8800	Donat Madilo Banro Corporation 1 First Canadian Place 100 King Street West, Suite 7070 Toronto, Ontario M5X 1E3 Canada (416) 366-2221	Richard J. Lachcik Macleod Dixon LLP Toronto-Dominion Centre TD Waterhouse Tower 79 Wellington Street West, Suite 2300 Toronto, Ontario M5K 1H1 Canada (416) 360-8511
___________________________________

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this Registration Statement.

Province of Ontario, Canada
(Principal jurisdiction regulating this offering)

___________________________________

It is proposed that this filing shall become effective (check appropriate box below):
A.	☒ upon filing with the Commission, pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Canada).
B.	☐ at some future date (check appropriate box below)
1.	☐ pursuant to Rule 467(b) on ( ) at ( ) (designate a time not sooner than seven calendar days after filing).
2.
☐ pursuant to Rule 467(b) on (         ) at (         ) (designate a time seven calendar days or sooner after filing) because the securities regulatory authority in the review jurisdiction has issued a receipt or notification of clearance on (         ).

3.
☐ pursuant to Rule 467(b) as soon as practicable after notification of the Commission by the Registrant or the Canadian securities regulatory authority of the review jurisdiction that a receipt or notification of clearance has been issued with respect hereto.

4.	☐ after the filing of the next amendment to this Form (if preliminary material is being filed).
    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to the home jurisdiction’s shelf prospectus offering procedures, check the following box.  ☒

___________________________________
The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registration Statement shall become effective as provided in Rule 467 under the Securities Act of 1933 or on such date as the Commission, acting pursuant to Section 8(a) of the Act, may determine.

PART I

INFORMATION REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS

I-1

This short form base shelf prospectus has been filed under legislation in the Province of Ontario that permits certain information about these securities to be determined after this short form base shelf prospectus has become final and that permits the omission from this short form base shelf prospectus of that information. The legislation requires the delivery to purchasers of a prospectus supplement containing the omitted information within a specified period of time after agreeing to purchase any of these securities.

No securities regulatory authority has expressed an opinion about these securities and it is an offence to claim otherwise. This short form base shelf prospectus constitutes a public offering of these securities only in those jurisdictions where they may be lawfully offered for sale and only by persons permitted to sell these securities in those jurisdictions.

Information has been incorporated by reference in this short form base shelf prospectus from documents filed with securities commissions or similar authorities in Canada. Copies of the documents incorporated herein by reference may be obtained on request without charge from the Chief Financial Officer of Banro Corporation at 1 First Canadian Place, P.O. Box 419, 100 King Street West, Suite 7070, Toronto, Ontario, M5X 1E3, Canada, telephone (416) 366-2221 and are also available electronically at www.sedar.com.

SHORT FORM BASE SHELF PROSPECTUS

New Issue	September 15, 2011

U.S.$9,467,200.60

4,303,273 Common Shares Issuable

on Exercise of Outstanding Warrants

Banro Corporation (“Banro” or the “Company”) may from time to time issue common shares of the Company (the “Warrant Shares”) on exercise of the common share purchase warrants issued under the Unit Offering (as defined herein) which have not been exercised at the date hereof (the “Warrants”) for aggregate gross proceeds of up to U.S.$9,467,200.60, during the 25-month period that this short form base shelf prospectus (the “Prospectus”), including any amendments hereto, remains effective. This Prospectus relates to the issuance of: (i) up to 4,303,273 Warrant Shares issuable from time to time on exercise of 4,303,273 Warrants; and (ii) such indeterminate number of additional Warrant Shares that may be issuable by reason of the anti-dilution provisions contained in the warrant indenture governing the Warrants (the “Warrant Indenture”). Each Warrant is exercisable into one Warrant Share at an exercise price of U.S.$2.20. See “Plan of Distribution”.

Neither the United States Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offence.

Prospective investors in the U.S. should be aware that this offering is made by a foreign issuer that is permitted, under a multi-jurisdictional disclosure system adopted by the United States and Canada, to prepare this Prospectus in accordance with Canadian disclosure requirements. Such requirements are different from those of the United States. The financial statements incorporated herein have been prepared in accordance with Canadian generally accepted accounting principles (“Canadian GAAP”) or the standards and interpretations adopted by the International Accounting Standards Board (“IFRS”) as issued by the International Accounting Standards Board (“IASB”), as applicable, and they are subject to Canadian auditing and auditor independence standards. As a result, they may not be comparable to the financial statements of U.S. companies.

ii

Prospective investors in the U.S. should be aware that the acquisition of the securities described herein may have tax consequences both in the United States and in Canada. Such consequences for investors who are residents in, or citizens of, the United States may not be fully described herein.

The enforcement by investors of civil liabilities under U.S. federal securities laws may be affected adversely by the fact that the Company is organized under the laws of Canada, that some or all of its officers and directors may be residents of a foreign country, that some or all of the experts named in the registration statement may be residents of a foreign country, and that a substantial portion of the assets of the Company and said persons may be located outside the United States.

On September 11, 2008, the Company filed a short form prospectus with the securities commissions in each of the provinces of Canada other than Quebec and a registration statement on Form F-10 with the SEC relating to the Unit Offering. The Unit Offering was completed on September 17, 2008. As a result of the expiration of the said registration statement previously filed in respect of the Warrant Shares the Company has filed this Prospectus and a corresponding registration statement on Form F-10. Each whole Warrant entitles the holder thereof to purchase one Warrant Share at a price of U.S.$2.20 at any time up to 5:00 p.m. (Toronto time) on September 19, 2011. The exercise price of the Warrants was determined by negotiation between the Company and the Unit Offering Underwriters (as defined herein).  See “Plan of Distribution”.

Any shelf information omitted from this Prospectus will be contained in one or more prospectus supplements that will be delivered to purchasers together with this Prospectus. Each prospectus supplement will be incorporated by reference into this Prospectus for the purposes of securities legislation as of the date of the prospectus supplement and only for the purposes of the distribution of the Warrant Shares to which the prospectus supplement pertains.

	Price to Subscribers		Net Proceeds to Company(1)
Per Warrant Share	U.S.$	2.20	U.S.$	2.20
Total	U.S.$	9,467,200.60	U.S.$	9,467,200.60

Note:
(1)	Assuming 4,303,273 Warrants Shares are issued pursuant to the exercise of all 4,303,273 Warrants and before deducting expenses in connection with the issuance thereof.

The outstanding common shares of the Company (the “Common Shares”) are listed for trading on the Toronto Stock Exchange (the “TSX”) and on the NYSE Amex LLC (the “NYSE Amex”), in each case under the symbol “BAA”. See “Description of Share Capital”. On September 14, 2011, the last trading day before the date of this Prospectus, the closing price of the Common Shares on the TSX was C$4.79 and the closing price of the Common Shares on the NYSE Amex was U.S.$4.83. The TSX and the NYSE Amex have approved the listing of the Warrant Shares.

An investment in the Company involves a high degree of risk. See “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors”.

The head and registered office of the Company is located at 1 First Canadian Place, Suite 7070, 100 King Street West, Toronto, Ontario, M5X 1E3, Canada.

You should rely only on the information contained in or incorporated by reference into this Prospectus. The Company has not authorized anyone to provide you with different information. The Company is not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information contained in this Prospectus is accurate as of any date other than the date on the front of this Prospectus.

No underwriter has been involved in the preparation of, or has performed any review of, this Prospectus.

Unless stated otherwise or the context otherwise requires, all references to dollar amounts in this Prospectus are references to U.S. dollars. References to “C$” are to Canadian dollars and references to “U.S.$” are to U.S. dollars. See “Exchange Rate Information”. The Company’s financial statements that are incorporated by reference into this Prospectus have been prepared in accordance with Canadian GAAP or IFRS as issued by IASB, as applicable.

Unless the context otherwise requires, references in this Prospectus to “Banro” or the “Company” includes Banro Corporation and each of its material subsidiaries.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This Prospectus and the documents incorporated by reference herein contain “forward-looking information” within the meaning of Canadian provincial securities laws. All statements, other than statements of historical fact, that address activities, events or developments that the Company believes, expects or anticipates will or may occur in the future (including, without limitation, statements regarding the Company’s exploration and development plans and objectives with respect to its projects) are forward-looking statements. These forward-looking statements reflect the current expectations or beliefs of the Company based on information currently available to the Company. Forward-looking statements are subject to a number of risks and uncertainties that may cause the actual events or results of the Company to differ materially from those discussed in the forward-looking statements, and even if such actual events or results are realized or substantially realized, there can be no assurance that they will have the expected consequences to, or effects on, the Company. Factors that could cause actual results or events to differ materially from current expectations include, among other things: uncertainty of estimates of capital and operating costs, production and economic returns; changes in equity markets; uncertainties relating to the availability and costs of financing in the future; and the other risks disclosed under the heading “Risk Factors” and elsewhere in the AIF (as defined herein) which is available electronically through the Internet on the Canadian System for Electronic Document Analysis and Retrieval (“SEDAR”) at www.sedar.com and as an exhibit to the Company’s annual report on Form 40-F on EDGAR at www.sec.gov and which is incorporated herein by reference.

Any forward-looking statement speaks only as of the date on which it is made and, except as may be required by applicable securities laws, the Company disclaims any intent or obligation to update any forward-looking statement, whether as a result of new information, future events or results or otherwise. In connection with the forward-looking statements contained in this Prospectus, the Company has made certain assumptions about the Company’s business, the economy and the mineral exploration and development industry in general, the Company’s continued exploration and/or development of its properties (including its ability to fund same), the regulatory framework in the Democratic Republic of the Congo (the “DRC”) with respect to, among other things, the Company’s ability to obtain, maintain, renew and/or extend required permits, licenses, authorizations and/or approvals from the appropriate regulatory authorities, the Company’s ability to continue to obtain qualified staff and equipment in a timely and cost-efficient manner, and has also assumed no unusual geological or technical problems occur, equipment works as anticipated and no significant events occur outside of the Company’s normal course of business. Although the Company believes that the assumptions inherent in the forward-looking statements are reasonable, forward-looking statements are not guarantees of future performance and accordingly undue reliance should not be put on such statements due to the inherent uncertainty therein.

CAUTIONARY NOTE TO U.S. INVESTORS

This Prospectus, including the documents incorporated by reference herein, has been prepared in accordance with the requirements of securities laws in effect in Canada, which differ from the requirements of U.S. securities laws. Without limiting the foregoing, this Prospectus, including the documents incorporated by reference herein, uses the terms “measured”, “indicated” and “inferred” resources. U.S. investors are advised that, while such terms are recognized and required by Canadian securities laws, the SEC does not recognize them. Under U.S. standards, mineralization may not be classified as a “reserve” unless the determination has been made that the mineralization could be economically and legally produced or extracted at the time the reserve determination is made. U.S. investors are cautioned not to assume that all or any part of measured or indicated resources will ever be converted into reserves. Further, “inferred resources” have a great amount of uncertainty as to their existence and as to whether they can be mined legally or economically. It cannot be assumed that all or any part of the “inferred resources” will ever be upgraded to a higher category. Therefore, U.S. investors are also cautioned not to assume that all or any part of the inferred resources exist, or that they can be mined legally or economically. Disclosure of “contained ounces” is permitted disclosure under Canadian regulations, however, the SEC normally only permits issuers to report mineral deposits that do not constitute “reserves” as in place tonnage and grade without reference to unit measures. Accordingly, information concerning descriptions of mineralization and resources contained in this Prospectus or in the documents incorporated by reference, may not be comparable to information made public by U.S. companies subject to the reporting and disclosure requirements of the SEC.

National Instrument 43-101 - Standards of Disclosure for Mineral Projects (“NI 43-101”) is a rule of the Canadian Securities Administrators which establishes standards for all public disclosure an issuer makes of scientific and technical information concerning mineral projects. Unless otherwise indicated, all reserve and resource estimates contained in or incorporated by reference in this Prospectus have been prepared in accordance with NI 43-101 and the Canadian Institute of Mining, Metallurgy and Petroleum Classification System. These standards differ significantly from the requirements of the SEC, and reserve and resource information contained herein and incorporated by reference herein may not be comparable to similar information disclosed by U.S. companies. One consequence of these differences is that “reserves” calculated in accordance with Canadian standards may not be “reserves” under the SEC standards.

DOCUMENTS INCORPORATED BY REFERENCE

Information has been incorporated by reference in this Prospectus from documents filed with the applicable Canadian Securities Authorities. Copies of the documents incorporated herein by reference may be obtained on request without charge from the Chief Financial Officer of Banro Corporation at 1 First Canadian Place, P.O. Box 419, 100 King Street West, Suite 7070, Toronto, Ontario, M5X 1E3, Canada, telephone (416) 366-2221 and are also available electronically through the Internet on SEDAR which can be accessed under the Company’s profile on the SEDAR website at www.sedar.com.

The following documents of the Company, filed by the Company with the Canadian Securities Authorities, are specifically incorporated by reference into and form an integral part of this Prospectus:

(a)	the annual information form of the Company dated March 29, 2011 for the financial year ended December 31, 2010 (the “AIF”) (including the documents incorporated by reference therein);

(b)	the management information circular of the Company dated May 27, 2011 prepared for the purposes of the meeting of shareholders held on June 29, 2011;

(c)
the audited comparative consolidated financial statements of the Company (including the notes accompanying the said statements), as at and for the years ended December 31, 2010 and 2009, together with the report of the auditor (Deloitte & Touche LLP), dated March 28, 2011, on the consolidated financial statements of the Company as at and for the years ended December 31, 2010 and 2009;

(d)	the management’s discussion and analysis of the Company for the financial year ended December 31, 2010;

(e)
the unaudited interim condensed consolidated financial statements of the Company as at and for the three and six month periods ended June 30, 2011 (including the notes accompanying the said statements);

(f)	the management’s discussion and analysis of the Company for the six months ended June 30, 2011;

(g)	the material change report of the Company dated February 2, 2011 filed on Form 51-102F3 announcing the completion of a preliminary assessment of the Company’s Namoya heap leach project in the DRC;

(h)
the material change report of the Company dated February 10, 2011 filed on Form 51-102F3 announcing the entering into of an agreement in connection with a private placement of special warrants of the Company (the “Special Warrants”); and

(i)	the material change report of the Company dated March 10, 2011 filed on Form 51-102F3 announcing the results of an economic assessment of the mining of the oxide cap at Twangiza.

Any document of the type referred to in section 11.1 of Form 44-101F1 — Short Form Prospectus, if filed by the Company after the date of this Prospectus and prior to the termination of this distribution, shall be deemed to be incorporated by reference in this Prospectus. In addition, to the extent any such document is included in any Report on Form 6-K furnished to the SEC or in any Report on Form 40-F filed with the SEC, such document shall be deemed to be incorporated by reference as an exhibit to the registration statement of which this Prospectus forms a part. In addition, if and to the extent that the Company specifically states it in the applicable document, the Company may incorporate by reference into the registration statement of which this Prospectus forms a part, information from documents that the Company files with or furnishes to the SEC pursuant to Section 13(a) or 15(d) of the United States Securities Exchange Act of 1934, as amended (the “U.S. Exchange Act”).

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein is not incorporated by reference to the extent that any such statement is modified or superseded by a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein. Any such modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of a modifying or superseding statement shall not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded shall not be considered in its unmodified or superseded form to constitute part of this Prospectus; rather only such statement as so modified or superseded shall be considered to constitute part of this Prospectus.

EXCHANGE RATE INFORMATION

Unless stated otherwise or the context otherwise requires, all references to dollar amounts in this Prospectus are references to U.S. dollars.  All references to “U.S.$” or “U.S. dollars” in this Prospectus refer to U.S. dollars and “C$” or “Canadian dollars” refers to Canadian dollars. The noon exchange rate on September 14, 2011 as reported by the Bank of Canada for the conversion of Canadian dollars into U.S. dollars was C$1.00 equals U.S.$1.0088.

During the periods set forth below, the noon-day exchange rates for the U.S. dollar per Canadian dollar as quoted by the Bank of Canada were:

		Years Ended December 31,
	Month Ended August 31, 2011 (U.S.$)	2010 (U.S.$)	2009 (U.S.$)	2008 (U.S.$)
Rate at end of period	1.0221	1.0054	0.9555	0.8166
Average rate during period	1.0175	0.9709	0.8757	0.9381
Highest rate during period	1.0438	1.0054	0.9716	1.0289
Lowest rate during period	1.0091	0.9278	0.7692	0.7711

THE COMPANY

The head office and registered office of Banro is located at 1 First Canadian Place, Suite 7070, 100 King Street West, Toronto, Ontario, M5X 1E3, Canada.

The Company was incorporated under the Canada Business Corporations Act (the ”CBCA”) on May 3, 1994 by articles of incorporation. Pursuant to articles of amendment effective May 7, 1996, the name of the Company was changed from Banro International Capital Inc. to Banro Resource Corporation. The Company was continued under the Business Corporations Act (Ontario) by articles of continuance effective on October 24, 1996. By articles of amendment effective on January 16, 2001, the name of the Company was changed to Banro Corporation and the Company’s outstanding Common Shares were consolidated on a three-to-one basis. The Company was continued under the CBCA by articles of continuance dated April 2, 2004. By articles of amendment dated December 17, 2004, the Company’s outstanding Common Shares were subdivided by changing each one of such shares into two Common Shares.

The Company is a Canada-based gold exploration and development company focused on the exploration and development of four major gold properties located along the 210 kilometre-long Twangiza-Namoya gold belt in the South Kivu and Maniema Provinces of the eastern region of the DRC. The Company is currently constructing the “Phase 1” mine at its flagship Twangiza project.

The following chart illustrates the relationship between Banro and its material subsidiaries, together with the jurisdiction of incorporation of each such subsidiary and the percentage of voting securities beneficially owned or over which control or direction is exercised by Banro.

BUSINESS OF THE COMPANY

The Company holds, through four wholly-owned DRC subsidiaries, a 100% interest in four gold properties, which are known as Twangiza, Namoya, Lugushwa and Kamituga. These properties are covered by a total of 13 exploitation permits and are found along the 210 kilometre-long Twangiza-Namoya gold belt in the South Kivu and Maniema Provinces of eastern DRC. These properties, totalling approximately 2,612 square kilometres, cover all the major, historical producing areas of the gold belt. The Company’s business focus is the exploration and development of these four DRC properties. The Company is currently constructing the “Phase 1” mine at its flagship Twangiza project. The Company also holds 14 exploration permits covering an aggregate of 2,638 square kilometres. Ten of the permits are located in the vicinity of the Company’s Twangiza property and four are located in the vicinity of the Company’s Namoya property. For further information regarding the business of the Company see “General Development of the Business” and “Description of the Business” in the AIF, which is incorporated by reference herein.

CONSOLIDATED CAPITALIZATION

The following table sets forth the consolidated capitalization of the Company as at the date indicated before and after completion of the issuance of all Warrant Shares upon exercise of the Warrants. This table should be read in conjunction with the consolidated financial statements of the Company (including the notes thereto) incorporated by reference into this Prospectus.

	As at June 30, 2011 before giving effect to the exercise of all previously unexercised Warrants		As at June 30, 2011 after giving effect to the exercise of all previously unexercised Warrants
Shareholders’ Equity
Common Shares	U.S.$	427,114,425	U.S.$	439,955,414
(Authorized: Unlimited)	190,962,625 Common Shares		196,799,438 Common Shares
Contributed surplus	U.S.$	25,680,967	U.S.$	25,680,967
Accumulated other comprehensive income	U.S.$	54,265	U.S.$	U.S.54,265
Deficit	U.S.$	(74,074,307)	U.S.$	(74,074,307)
Total capitalization	U.S.$	378,775,350	U.S.$	391,616,339

USE OF PROCEEDS

From time to time, when Warrants are exercised, the Company will receive proceeds equal to the aggregate exercise price of such Warrants. Assuming that all of the Warrants are exercised prior to the Expiry Time (as defined herein) and that no adjustment based on the anti-dilution provisions contained in the warrant indenture between the Company and Equity Financial Trust Company (formerly Equity Transfer & Trust Company) (“Equity”) dated September 17, 2008 has taken place, the net proceeds to the Company will be approximately U.S.$9,467,200.60. The net proceeds from the exercise of the Warrants will be used for working capital and general corporate purposes, which may include exploration and development costs for the Company’s properties.

DESCRIPTION OF SHARE CAPITAL

The Company’s authorized share capital consists of an unlimited number of Common Shares and an unlimited number of preference shares issuable in series, of which 192,656,165 Common Shares and no preference shares were issued and outstanding as of September 14, 2011. The following is a summary of the material provisions attaching to the Common Shares and preference shares.

Common Shares

The holders of the Common Shares are entitled to receive notice of and to attend all meetings of the shareholders of the Company and shall have one vote for each Common Share held at all meetings of the shareholders of the Company, except for meetings at which only holders of another specified class or series of shares are entitled to vote separately as a class or series. Subject to the prior rights of the holders of the preference shares or any other shares ranking senior to the Common Shares, the holders of the Common Shares are entitled to (a) receive any dividends as and when declared by the board of directors, out of the assets of the Company properly applicable to the payment of dividends, in such amount and in such form as the board of directors may from time to time determine, and (b) receive the remaining property of the Company in the event of any liquidation, dissolution or winding-up of the Company.

Preference Shares

The board of directors of the Company may issue the preference shares at any time and from time to time in one or more series, each series of which shall have the designations, rights, privileges, restrictions and conditions fixed by the directors. The preference shares of each series shall rank on a parity with the preference shares of every other series, and shall be entitled to priority over the Common Shares and any other shares of the Company ranking junior to the preference shares, with respect to priority in the payment of dividends and the return of capital and the distribution of assets of the Company in the event of the liquidation, dissolution or winding-up of the Company.

PRIOR SALES

Set forth below is information with respect to the securities of the Company issued during the 12-month period prior to the date of this Prospectus.

Common Shares

Date of Issuance	Number of Common Shares Issued		Issue Price per Common Share
January 7, 2011	1,000	(1)	U.S.$	U.S.2.20
February 14, 2011	162,187	(1)	U.S.$	U.S.2.20
March 31, 2011	17,500,000	(2)	Nil		(2)
April 27, 2011	37,500	(3)	C$	2.30
May 17, 2011	117,900	(3)	C$	2.00
May 18, 2011	82,100	(3)	C$	2.00
July 11, 2011	500	(1)	U.S.$	2.20
July 26, 2011	292,500	(1)	U.S.$	2.20
August 4, 2011	300	(1)	U.S.$	2.20
August 9, 2011	60,000	(3)	C$	2.30
September 1, 2011	240,000	(1)	U.S.$	2.20
September 7, 2011	25,000	(4)	C$	3.25
September 9, 2011	911,240	(1)	U.S.$	2.20
September 13, 2011	14,000	(1)	U.S.$	2.20
September 14, 2011	75,000	(1)	U.S.$	2.20
September 14, 2011	75,000	(3)	C$	2.55

Notes:
(1)	These Common Share issuances were pursuant to the exercise of previously issued Common Share purchase warrants of the Company.
(2)
These Common Shares were issued upon the automatic exercise of the Special Warrants  issued pursuant to a special warrant indenture between the Company and Equity dated February 24, 2011. The Special Warrants were issued at a price of C$3.25 per Special Warrant pursuant to a private placement which closed on February 24, 2011 (the “Special Warrant Private Placement”).

(3)	These Common Shares issuances were pursuant to the exercise of previously granted stock options of the Company.
(4)	These Common Shares were issued pursuant to the exercise of previously issued broker warrants of the Company.

Stock Options

Reference is made to the financial statements of the Company incorporated by reference into this Prospectus for information in respect of the stock options granted by the Company during 2010 and 2011 up to June 30, 2011.  Set forth below is information with respect to the stock options of the Company granted by the Company since June 30, 2011 up to the date of this Prospectus.

Date of Grant	Number of Stock Options Granted	Exercise Price per Common Share
July 12, 2011	564,509	C$	3.67
July 13, 2011	82,927	C$	3.84
August 16, 2011	342,440	C$	4.20
August 25, 2011	57,000	C$	4.12
September 6, 2011	70,244	C$	4.60

Special Warrants

Date of Issuance	Number of Special Warrants Issued		Issue Price per Special Warrant
February 24, 2011	17,500,000	(1)	C$	3.25
Note:
(1)	Issued pursuant to the Special Warrant Private Placement.

Broker Warrants

Date of Issuance	Number of Broker Warrants Issued		Exercise Price per Common Share
March 31, 2011	1,050,000	(1)	C$	3.25
Note:
(1)	Issued in connection with the Special Warrant Private Placement. Each broker warrant entitles the holder thereof to purchase one Common Share on or before 5:00 p.m. on February 24, 2013.

TRADING PRICE AND VOLUME

Common Shares

The Common Shares are listed for trading on the TSX and the NYSE Amex, in each case under trading symbol “BAA”. The following tables set forth information relating to the trading of the Common Shares on the TSX and the NYSE Amex for the periods indicated.

Toronto Stock Exchange

Period	High (C$)	Low (C$)	Volume
September 2011 (to September 14, 2011)	5.25	4.30	9,036,846
August 2011	4.93	3.23	20,695.248
July 2011	4.75	3.57	18,487,210
June 2011	3.72	3.02	9,439,481
May 2011	3.80	2.94	13,706,382
April 2011	3.55	2.35	20,041,976
March 2011	3.53	2.44	22,265,728
February 2011	3.45	2.87	23,302,199
January 2011	4.41	3.09	10,612,518
December 2010	4.08	2.78	19,741,814
November 2010	3.31	2.73	6,323,498
October 2010	3.17	2.34	14,268,588
September 2010	2.68	1.89	10,211,755

NYSE Amex LLC

Period	High (U.S.$)	Low (U.S.$)	Volume
September 2011 (to September 14, 2011)	5.27	4.34	3,586,817
August 2011	5.04	3.30	7,569,142
July 2011	5.02	3.65	5,208,263
June 2011	3.83	3.07	4,007,989
May 2011	3.959	3.02	5,895,075
April 2011	3.74	2.45	7,175,054
March 2011	3.65	2.50	7,578,584
February 2011	3.50	2.91	3,519,816
January 2011	4.44	3.10	7,299,854
December 2010	4.03	2.75	5,181,800
November 2010	3.31	2.67	3,043,113
October 2010	3.25	2.06	5,528,314
September 2010	2.49	1.81	2,408,166

Warrants

The Warrants are listed for trading on the TSX under the trading symbol “BAA.WT” and were listed for trading on the NYSE Amex under the trading symbol “BAA.WS” until September 12, 2011.  The following tables set forth information relating to the trading of the Warrants on the TSX and the NYSE Amex for the periods indicated.

Toronto Stock Exchange
Period	High (C$)	Low (C$)	Volume
September 2011 (to September 14, 2011)	3.01	2.22	80,350
August 2011	2.83	1.23	154,300
July 2011	2.63	1.51	524,723
June 2011	1.60	0.96	720,110
May 2011	1.70	0.92	128,720
April 2011	1.55	0.47	426,013
March 2011	1.45	0.55	313,700
February 2011	1.29	0.92	1,437,863
January 2011	1.90	1.00	493,935
December 2010	1.85	0.90	1,392,576
November 2010	1.40	0.81	149,760
October 2010	1.36	0.75	282,850
September 2010	0.64	0.40	811,400

NYSE Amex LLC
Period	High (U.S.$)	Low (U.S.$)	Volume
September 2011 (to September 12, 2011)	3.00	2.30	30,209
August 2011	3.08	1.20	77,743
July 2011	2.95	1.40	154,643
June 2011	1.62	1.00	269,769
May 2011	1.75	0.90	263,800
April 2011	1.81	0.50	141,660
March 2011	1.45	0.60	24,850
February 2011	1.30	0.91	40,000
January 2011	1.90	1.04	15,000
December 2010	1.77	0.95	52,000
November 2010	1.25	0.90	25,000
October 2010	0.75	1.29	80,000
September 2010	0.75	0.39	52,000

DESCRIPTION OF SECURITIES BEING DISTRIBUTED

Details regarding the Common Shares can be found above under “Description of Share Capital — Common Shares”.

PLAN OF DISTRIBUTION

On September 2, 2008, the Company filed a preliminary short form prospectus with the securities commission or similar regulatory authority in each of the provinces of Canada (other than Quebec) and filed a registration statement on Form F-10 with the SEC in connection with the offering of units by the Company to the public in Canada and the United States (the “Unit Offering”). On September 11, 2008, the Company filed a short form prospectus with the securities commissions in each of the provinces of Canada (other than Quebec) and filed a registration statement on Form F-10 (File No. 333-153292) with the SEC in connection with the Unit Offering. As a result of the expiration of the said registration statement previously filed in respect of the Warrant Shares the Company has filed this Prospectus and a corresponding registration statement on Form F-10. Each unit of the Company offered under the Unit Offering (each, a “Unit”) consisted of one Common Share and one-half of a common share purchase warrant (each whole such warrant, a “Unit Warrant”). Each Unit Warrant entitles the holder thereof to purchase one Common Share at a price of U.S.$2.20 at any time up to 5:00 p.m. (Toronto time) on September 19, 2011 (the “Expiry Time”). The Unit Offering was completed on September 17, 2008. The exercise price of the Unit Warrants was determined by negotiation between the Company and the Unit Offering Underwriters.

In connection with the Unit Offering, the Company entered into an underwriting agreement and an amended and restated underwriting agreement both dated September 10, 2008 with a syndicate of underwriters (the “Unit Offering Underwriters”) pursuant to which the Company agreed to sell and the Unit Offering Underwriters severally agreed to purchase from the Company, 11,000,000 Units (not including the Over-Allotment Option (as defined herein)) at a price of U.S.$1.75 per Unit. Pursuant to the said amended and restated underwriting agreement, the Company agreed to pay to the Unit Offering Underwriters a fee of U.S.$1,155,000, representing 6% of the aggregate gross proceeds of the Unit Offering. The Company also granted to the Unit Offering Underwriters an option (the “Over-Allotment Option”) to acquire up to 1,000,000 additional Common Shares under the Unit Offering (each, an “Over-Allotment Share”) at a price of U.S.$1.60 per Over-Allotment Share and/or up to 500,000 additional Unit Warrants (each, an “Over-Allotment Warrant”) at a price of U.S.$0.30 per Over-Allotment Warrant.  Each Over-Allotment Warrant entitles the holder thereof to purchase one Warrant Share at a price of U.S.$2.20 at any time up to the Expiry Time. The Company also agreed to pay the Unit Offering Underwriters a fee equal to 6% of the gross proceeds received by the Company from the exercise of the Over-Allotment Option. The Over-Allotment Option was exercised in full on September 22, 2008 and the issuance of Over-Allotment Shares and Over-Allotment Warrants thereunder was completed on September 26, 2008.

Under the Unit Offering (including exercise in full of the Over-Allotment Option), 6,000,000 Unit Warrants were issued of which 4,303,273 Warrants are outstanding at the date hereof.

This Prospectus relates to the issuance of: (i) up to 4,303,273 Warrant Shares issuable from time to time on exercise of 4,303,273 Warrants; and (ii) such indeterminate number of additional Warrant Shares that may be issuable by reason of the anti-dilution provisions contained in the Warrant Indenture.  Each Warrant entitles the holder thereof to purchase one Warrant Share at a price of U.S.$2.20 at any time until the Expiry Time.

The Warrant Shares will be sold directly by the Company to holders of the Warrants on the exercise of such Warrants. No underwriters, dealers or agents will be involved in these sales. No underwriter has been involved in the preparation of, or has performed any review of, this Prospectus.

In connection with the Unit Offering, the TSX and the NYSE Amex approved the listing of, among other things, the Warrant Shares to be issued upon due exercise of the Warrants.

The Warrants are governed by the Warrant Indenture entered into by the Company and Equity, as the agent for the Warrants, on September 17, 2008.

Holders of the Warrants do not have any voting rights or any other rights which a holder of Common Shares would have (including, without limitation, the right to receive notice of or to attend meetings of shareholders or any right to receive dividends or other distributions). Holders of Warrants have no pre-emptive rights to acquire the Company’s securities. If all of the Warrants are exercised, the Company would be required to issue 4,303,273 Warrant Shares (subject to adjustment in certain circumstances).

CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

In the opinion of Macleod Dixon LLP, Canadian counsel to the Company, the following is, as of the date hereof, a general summary of the principal Canadian federal income tax considerations applicable to a holder of Warrant Shares. This summary is applicable only to a holder who, at all relevant times, deals at arm’s length and is not affiliated with the Company, and who will acquire and hold their Warrants and Warrant Shares as capital property (each, a “Holder”), all within the meaning of the Income Tax Act (Canada) (the “Tax Act”).  Warrants and Warrant Shares will generally be considered to be capital property to a Holder unless the Holder holds such securities in the course of carrying on a business or has acquired them in a transaction or transactions considered to be an adventure in the nature of trade.

This summary does not apply to a holder (i) that is a “financial institution”, as defined in the Tax Act for purposes of the mark-to-market rules; (ii) an interest in which is or would constitute a “tax shelter investment” as defined in the Tax Act; (iii) that is a “specified financial institution” as defined in the Tax Act; or (iv) that has made a functional currency reporting election under the Tax Act.

This summary does not address considerations related to whether interest on money borrowed by a Holder to acquire the Warrant Shares would be deductible for Canadian income tax purposes.  Holders who are considering borrowing money to acquire the Warrant Shares should consult their own tax advisors in this regard.

This summary is based upon the current provisions of the Tax Act and the regulations thereunder, specific proposals to amend the Tax Act and the regulations thereunder (the “Tax Proposals”) which have been announced by or on behalf the Minister of Finance (Canada) prior to the date hereof, the current provisions of the Canada-United States Tax Convention (1980) (the “Canada-US Convention”), the protocol to the Canada-US Convention signed on September 21, 2007 and counsel’s understanding of the current published administrative policies and assessing practices of the Canada Revenue Agency (the “CRA”). This summary assumes that the Tax Proposals will be enacted in the form proposed and does not take into account or anticipate any other changes in law, whether by way of judicial, legislative or governmental decision or action, nor does it take into account provincial, territorial or foreign income tax legislation or considerations, which may differ from the Canadian federal income tax considerations discussed herein. No assurances can be given that such Tax Proposals will be enacted as proposed or at all, or that legislative, judicial or administrative changes will not modify or change the statements expressed herein.

This summary is not exhaustive of all possible Canadian federal income tax considerations applicable to an investment in Warrant Shares and Warrants. The following description of income tax matters is of a general nature only and is not intended to be, nor should it be construed to be, legal or income tax advice to any particular Holder. Holders are urged to consult their own income tax advisors with respect to the tax consequences applicable to them based on their own particular circumstances.

For purposes of the Tax Act, each amount relating to the acquisition, holding or disposition of the Warrant Shares must be converted into Canadian dollars using the Bank of Canada noon day rate, for the exchange of Canadian currency into U.S. dollars, on the effective date that the amount first arose, or such other method as is acceptable to the CRA.

Residents of Canada

This portion of the summary is applicable to a holder of Warrant Shares who, for the purposes of the Tax Act and any applicable income tax treaty or convention, is resident or deemed to be resident in Canada at all relevant times (each, a “Resident Holder”). Certain Resident Holders whose Warrant Shares might not otherwise qualify as capital property may be entitled to make the irrevocable election provided by subsection 39(4) of the Tax Act to have the Warrant Shares and every other “Canadian Security” (as defined by the Tax Act), which would not include the Warrants, owned by such Resident Holder in the taxation year of the election and in all subsequent taxation years deemed to be capital property.

Acquisition of Warrant Shares Upon Exercise of Warrants

A Resident Holder will not realize a gain or loss upon the exercise of a Warrant to acquire a Warrant Share. The Resident Holder’s cost of the Warrant Shares so acquired will be equal to the aggregate of the Resident Holder’s adjusted cost base of the Warrants exercised plus the exercise price paid for the Warrant Shares. The Resident Holder’s adjusted cost base of the Warrant Shares so acquired will be determined by averaging the cost of those Warrant Shares with the adjusted cost base (determined immediately before the acquisition of the Warrant Shares) of all other Common Shares of the Company held as capital property by such Resident Holder at the time of acquisition.

Disposition of Warrant Shares

A Resident Holder who disposes of or is deemed to have disposed of a Warrant Share will realize a capital gain (or incur a capital loss) equal to the amount by which the proceeds of disposition in respect of the Warrant Share exceed (or are exceeded by) the aggregate of the adjusted cost base of such Warrant Share and any reasonable expenses associated with the disposition.

Generally, one-half of any capital gain (a “taxable capital gain”) realized must be included in the Resident Holder’s income and one-half of any capital loss may be used to offset taxable capital gains incurred by the Resident Holder in the year, in any of the three prior years or in any subsequent year in the circumstances and to the extent provided in the Tax Act. A capital loss realized on the disposition of a Warrant Share by a Resident Holder that is a corporation may in certain circumstances be reduced by the amount of dividends which have been previously received or deemed to have been received by the Resident Holder on such share. Similar rules may apply where a corporation is, directly or through a trust or partnership, a member of a partnership or a beneficiary of a trust that owns Warrant Shares.

Capital gains realized by an individual and certain trusts may result in the individual or trust paying alternative minimum tax under the Tax Act.

A Resident Holder that is a “Canadian-controlled private corporation” (as defined in the Tax Act) may be liable to pay an additional refundable tax of 6 2/3% on its “aggregate investment income” for the year, which is defined to include an amount in respect of taxable capital gains.

Taxation of Dividends Received by Resident Holders

A Resident Holder of Warrant Shares will be subject to the treatment under the Tax Act applicable to taxable dividends received from a taxable Canadian corporation.

Dividends (including deemed dividends) received on Warrant Shares by a Resident Holder who is an individual (and certain trusts) will be included in the Resident Holder’s income and be subject to the gross-up and dividend tax credit rules applicable to taxable dividends received by an individual from taxable Canadian corporations including an enhanced gross-up and dividend tax credit for “eligible dividends” received from the Company. Taxable dividends received by such a Resident Holder may give rise to alternative minimum tax under the Tax Act.

Dividends (including deemed dividends) received on Warrant Shares by a Resident Holder that is a corporation will be included in the Resident Holder’s income and will normally be deductible in computing such Resident Holder’s taxable income. A Resident Holder that is a “private corporation” (as defined in the Tax Act) or any other corporation resident in Canada and controlled, whether by reason of a beneficial interest in one or more trusts or otherwise, by or for the benefit of an individual (other than a trust) or a related group of individuals (other than trusts), may be liable to pay a 33 1/3% refundable tax under Part IV of the Tax Act on dividends received on the Warrant Shares to the extent that such dividends are deductible in computing the Resident Holder’s taxable income.

Non-Residents of Canada

The following portion of this summary is generally applicable to a Holder who, for purposes of the Tax Act and at all relevant times, is neither resident nor deemed to be resident in Canada and does not use or hold, and will not be deemed to use or hold, Warrants or Warrant Shares in a business carried on in Canada (each, a “Non-Resident Holder”).  Special considerations, which are not discussed in the summary, may apply to a Holder that is an insurer that carries on an insurance business in Canada and elsewhere.  Such Holders should consult their own advisers.

Dividends

Dividends paid or credited on Warrant Shares to a Non-Resident Holder will generally be subject to non-resident withholding tax under the Tax Act at a rate of 25%, although such rate may be reduced under the terms of an applicable income tax convention between Canada and the country in which the Non-Resident Holder is resident.  In particular, where the Non-Resident Holder is a resident of the United States and is entitled to the benefits of the Canada-US Convention, such rate is generally reduced to 15%, and is further reduced to 5% where the Non-Resident Holder is a corporation that beneficially owns at least 10% of the voting stock of the Company.

Disposition of Warrant Shares

A Non-Resident Holder will generally not be subject to tax under the Tax Act upon any gain realized on a disposition of a Warrant Share unless the Warrant Share constitutes “taxable Canadian property”, as defined in the Tax Act, to the Non-Resident Holder at the time of the disposition and the Non-Resident Holder is not otherwise entitled to relief pursuant to the terms of an applicable income tax convention between Canada and the country in which the Non-Resident Holder is resident.  Generally, Warrant Shares will not be taxable Canadian property at a particular time to a Non-Resident Holder provided that the Warrant Shares are listed on a designated stock exchange (which includes the TSX) at that time, unless at any time during the sixty month period immediately preceding the disposition of the Warrant Shares by such Non-Resident Holder, the Non-Resident Holder, persons not dealing at arm's length with such Non-Resident Holder, or the Non-Resident Holder together with all such persons, owned not less than 25% of the issued shares of any class or series of the capital stock of the Company and at that time more than 50% of the value of such shares was attributable to resource properties or real properties situated in Canada.

Where a particular Warrant Share is “taxable Canadian property” of a Non-Resident Holder, the Canadian federal income tax consequences to the Non-Resident Holder of disposing of the Warrant Share are generally the same as those described above under the heading “Residents of Canada”, except that in certain cases any gain or loss arising on the disposition of the Warrant Share may be exempt from tax under the Tax Act by virtue of an exemption under an applicable income tax convention between Canada  and the country in which the Non-Resident Holder is resident.  In particular, where the Non-Resident Holder is a resident of the United States and is entitled to the benefits of the Canada-US Convention, any gain on the Warrant Share will generally be exempt from Canadian income tax provided that at the time of the disposition the Warrant Shares do not derive their value principally from real property situated in Canada.

CERTAIN MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a general summary of certain material U.S. federal income tax considerations applicable to a U.S. Holder (as defined below) arising from and relating to the acquisition, ownership, and disposition of Warrant Shares received in connection with the exercise of the Warrants.

This summary is for general information purposes only and does not purport to be a complete analysis or listing of all potential U.S. federal income tax considerations that may apply to a U.S. Holder arising from and relating to the acquisition, ownership, and disposition of Warrant Shares received in connection with the exercise of the Warrants.  In addition, this summary does not take into account the individual facts and circumstances of any particular U.S. Holder that may affect the U.S. federal income tax consequences to such U.S. Holder, including specific tax consequences to a U.S. Holder under an applicable tax treaty.  Accordingly, this summary is not intended to be, and should not be construed as, legal or U.S. federal income tax advice with respect to any U.S. Holder.  This summary does not address the U.S. federal alternative minimum, U.S. federal estate and gift, U.S. state and local, and foreign tax consequences to U.S. Holders of the acquisition, ownership, and disposition of Warrant Shares.  Each prospective U.S. Holder should consult its own tax advisor regarding the U.S. federal, U.S. federal alternative minimum, U.S. federal estate and gift, U.S. state and local, and foreign tax consequences relating to the acquisition, ownership and disposition of Warrant Shares.

No legal opinion from U.S. legal counsel or ruling from the Internal Revenue Service (the “IRS”) has been requested, or will be obtained, regarding the U.S. federal income tax consequences of the acquisition, ownership, and disposition of Warrant Shares.  This summary is not binding on the IRS, and the IRS is not precluded from taking a position that is different from, and contrary to, the positions taken in this summary.  In addition, because the authorities on which this summary is based are subject to various interpretations, the IRS and the U.S. courts could disagree with one or more of the conclusions described in this summary.

NOTICE PURSUANT TO U.S. TREASURY DEPARTMENT CIRCULAR 230: NOTHING CONTAINED IN THIS SUMMARY CONCERNING ANY U.S. FEDERAL TAX ISSUE IS INTENDED OR WRITTEN TO BE USED, AND IT CANNOT BE USED, BY A U.S. HOLDER, FOR THE PURPOSE OF AVOIDING U.S. FEDERAL TAX PENALTIES UNDER THE CODE (AS DEFINED BELOW). THIS SUMMARY WAS WRITTEN TO SUPPORT THE PROMOTION OR MARKETING OF THE TRANSACTIONS OR MATTERS ADDRESSED BY THIS DOCUMENT. EACH U.S. HOLDER SHOULD SEEK U.S. FEDERAL TAX ADVICE, BASED ON SUCH U.S. HOLDER’S PARTICULAR CIRCUMSTANCES, FROM AN INDEPENDENT TAX ADVISOR.

Scope of this Summary

Authorities

This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations (whether final, temporary, or proposed), published rulings of the IRS, published administrative positions of the IRS, the Convention Between Canada and the United States of America with Respect to Taxes on Income and on Capital, signed September 26, 1980, as amended (the “Canada-U.S. Tax Convention”), and U.S. court decisions that are applicable and, in each case, as in effect and available, as of the date of this document.  Any of the authorities on which this summary is based could be changed in a material and adverse manner at any time, and any such change could be applied on a retroactive or prospective basis which could affect the U.S. federal income tax considerations described in this summary.  This summary does not discuss the potential effects, whether adverse or beneficial, of any proposed legislation that, if enacted, could be applied on a retroactive or prospective basis.

U.S. Holders

For purposes of this summary, the term “U.S. Holder” means a beneficial owner of Warrant Shares received in connection with the exercise of the Warrants pursuant to this Prospectus that is for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the U.S.;

•	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) organized under the laws of the U.S., any state thereof or the District of Columbia;

•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•
a trust that (1) is subject to the primary supervision of a court within the U.S. and the control of one or more U.S. persons for all substantial decisions or (2) has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

Non-U.S. Holders

For purposes of this summary, a “non-U.S. Holder” is a beneficial owner of Warrant Shares that is not a U.S. Holder.  This summary does not address the U.S. federal income tax consequences to non-U.S. Holders arising from and relating to the acquisition, ownership, and disposition of Warrant Shares.  Accordingly, a non-U.S. Holder should consult its own tax advisor regarding the U.S. federal, U.S. federal alternative minimum, U.S. federal estate and gift, U.S. state and local, and foreign tax consequences (including the potential application of and operation of any income tax treaties) relating to the acquisition, ownership, and disposition of Warrant Shares.

U.S. Holders Subject to Special U.S. Federal Income Tax Rules Not Addressed

This summary does not address the U.S. federal income tax considerations applicable to U.S. Holders that are subject to special provisions under the Code, including, but not limited to, the following:  (a) U.S. Holders that are tax-exempt organizations, qualified retirement plans, individual retirement accounts, or other tax-deferred accounts; (b) U.S. Holders that are financial institutions, underwriters, insurance companies, real estate investment trusts, or regulated investment companies; (c) U.S. Holders that are broker-dealers, dealers, or traders in securities or currencies that elect to apply a mark-to-market accounting method; (d) U.S. Holders that have a “functional currency” other than the U.S. dollar; (e) U.S. Holders that own Warrants or Warrant Shares as part of a straddle, hedging transaction, conversion transaction, constructive sale, or other arrangement involving more than one position; (f) U.S. Holders that acquired Warrants or Warrant Shares in connection with the exercise of employee stock options or otherwise as compensation for services; (g) U.S. Holders that hold Warrants or Warrant Shares other than as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment purposes); or (h) U.S. Holders that own or have owned (directly, indirectly, or by attribution) 10% or more of the total combined voting power of the outstanding shares of the Company.  This summary also does not address the U.S. federal income tax considerations applicable to U.S. Holders who are:  (a) U.S. expatriates or former long-term residents of the U.S.; (b) persons that have been, are, or will be a resident or deemed to be a resident in Canada for purposes of the Tax Act; (c) persons that use or hold, will use or hold, or that are or will be deemed to use or hold Warrants or Warrant Shares in connection with carrying on a business in Canada; (d) persons whose Warrants or Warrant Shares constitute “taxable Canadian property” under the Tax Act; or (e) persons that have a permanent establishment in Canada for the purposes of the Canada-U.S. Tax Convention.  U.S. Holders that are subject to special provisions under the Code, including, but not limited to, U.S. Holders described immediately above, should consult their own tax advisor regarding the U.S. federal, U.S. federal alternative minimum, U.S. federal estate and gift, U.S. state and local, and foreign tax consequences relating to the acquisition, ownership and disposition of Warrant Shares.

If an entity or arrangement that is classified as a partnership (or other “pass-through” entity) for U.S. federal income tax purposes holds Warrants or Warrant Shares, the U.S. federal income tax consequences to such entity and the partners (or other owners) of such entity generally will depend on the activities of the entity and the status of such partners (or owners).  This summary does not address the tax consequences to any such owner.  Partners (or other owners) of entities or arrangements that are classified as partnerships or as “pass-through” entities for U.S. federal income tax purposes should consult their own tax advisors regarding the U.S. federal income tax consequences arising from and relating to the acquisition, ownership, and disposition of Warrant Shares.

Passive Foreign Investment Company Rules

If the Company were to constitute a “passive foreign investment company” under the meaning of Section 1297 of the Code (a “PFIC”, as defined below) for any year during a U.S. Holder’s holding period, then certain potentially adverse rules will affect the U.S. federal income tax consequences to a U.S. Holder resulting from the acquisition, ownership and disposition of Warrant Shares.  The Company believes that it was classified as a PFIC during the tax year ended December 31, 2010 and certain prior tax years.  The Company has not made a determination as to whether it will be a PFIC for its current tax year or subsequent tax years.  The determination of whether any corporation was, or will be, a PFIC for a tax year depends, in part, on the application of complex U.S. federal income tax rules, which are subject to differing interpretations.  In addition, whether any corporation will be a PFIC for any tax year depends on the assets and income of such corporation over the course of each such tax year and, as a result, cannot be predicted with certainty as of the date of this document.  Accordingly, there can be no assurance that the IRS will not challenge any determination made by the Company (or a Subsidiary PFIC, as defined below) concerning its PFIC status.  Each U.S. Holder should consult its own tax advisor regarding the PFIC status of the Company and any Subsidiary PFIC.

In addition, in any year in which the Company is classified as a PFIC, such holder would be required to file an annual report with the IRS containing such information as Treasury Regulations and/or other IRS guidance may require.  This new filing requirement is in addition to pre-existing reporting obligations that may apply to a U.S. Holder if the Company were classified as a PFIC. Pursuant to recent IRS guidance, this new filing requirement has been temporarily suspended in certain (but not all) cases pending release of revised IRS Form 8621. Additional guidance is also expected regarding the specific information that will be required to be reported on revised IRS Form 8621. U.S. Holders should consult their own tax advisors regarding the requirements of filing such information returns under these rules, including the requirement to file a revised IRS Form 8621 (after such form is released) for prior taxable years in which the obligation to file such form was suspended.

The Company generally will be a PFIC if, for a tax year, (a) 75% or more of the gross income of the Company is passive income (the “income test”) or (b) 50% or more of the value of the Company’s assets either produce passive income or are held for the production of passive income, based on the quarterly average of the fair market value of such assets (the “asset test”).  “Gross income” generally includes all sales revenues less the cost of goods sold, and “passive income” generally includes, for example, dividends, interest, certain rents and royalties, certain gains from the sale of stock and securities, and certain gains from commodities transactions.

Active business gains arising from the sale of commodities generally are excluded from passive income if substantially all (85% or more) of a foreign corporation’s commodities are stock in trade or inventory, depreciable property used in a trade or business, or supplies regularly used or consumed in a trade or business and certain other requirements are satisfied.

For purposes of the PFIC income test and asset test described above, if the Company owns, directly or indirectly, 25% or more of the total value of the outstanding shares of another corporation, the Company will be treated as if it (a) held a proportionate share of the assets of such other corporation and (b) received directly a proportionate share of the income of such other corporation.  In addition, for purposes of the PFIC income test and asset test described above, and assuming certain other requirements are met, “passive income” does not include certain interest, dividends, rents, or royalties that are received or accrued by the Company from certain “related persons” (as defined in Section 954(d)(3) of the Code), to the extent such items are properly allocable to the income of such related person that is not passive income.

Under certain attribution rules, if the Company is a PFIC, U.S. Holders will generally be deemed to own their proportionate share of the Company’s direct or indirect equity interest in any company that is also a PFIC (a “Subsidiary PFIC”), and will be subject to U.S. federal income tax on any indirect gain realized on the stock of a Subsidiary PFIC on the sale of the Warrant Shares and their proportionate share of (a) any excess distributions on the stock of a Subsidiary PFIC and (b) a disposition or deemed disposition of the stock of a Subsidiary PFIC by the Company or another Subsidiary PFIC, both as if such U.S. Holders directly held the shares of such Subsidiary PFIC.  Accordingly, U.S. Holders should be aware that they could be subject to tax even if no distributions are received and no redemptions or other dispositions of Warrant Shares are made.

Default PFIC Rules Under Section 1291 of the Code

If the Company is a PFIC for any tax year during which a U.S. Holder owns Warrant Shares, the U.S. federal income tax consequences to such U.S. Holder of the acquisition, ownership, and disposition of Warrant Shares will depend on whether and when such U.S. Holder makes an election to treat the Company and each Subsidiary PFIC, if any, as a “qualified electing fund” or “QEF” under Section 1295 of the Code (a “QEF Election”) or a mark-to-market election under Section 1296 of the Code (a “Mark-to-Market Election”).  A U.S. Holder that does not make either a QEF Election or a Mark-to-Market Election will be referred to in this summary as a “Non-Electing U.S. Holder”.

A Non-Electing U.S. Holder will be subject to the rules of Section 1291 of the Code (described below) with respect to (a) any gain recognized on the sale or other taxable disposition of Warrant Shares and (b) any excess distribution received on the Warrant Shares.  A distribution generally will be an “excess distribution” to the extent that such distribution (together with all other distributions received in the current tax year) exceeds 125% of the average distributions received during the three preceding tax years (or during a U.S. Holder’s holding period for the Warrant Shares, if shorter).

Under Section 1291 of the Code, any gain recognized on the sale or other taxable disposition of Warrant Shares (including an indirect disposition of the stock of any Subsidiary PFIC), and any “excess distribution” received on Warrant Shares, must be ratably allocated to each day in a Non-Electing U.S. Holder’s holding period for the respective Warrant Shares.  The amount of any such gain or excess distribution allocated to the tax year of disposition or distribution of the excess distribution and to years before the entity became a PFIC, if any, would be taxed as ordinary income.  The amounts allocated to any other tax year would be subject to U.S. federal income tax at the highest tax rate applicable to ordinary income in each such year, and an interest charge would be imposed on the tax liability for each such year, calculated as if such tax liability had been due in each such year.  A Non-Electing U.S. Holder that is not a corporation must treat any such interest paid as “personal interest,” which is not deductible.

If the Company is a PFIC for any tax year during which a Non-Electing U.S. Holder holds Warrant Shares, the Company will continue to be treated as a PFIC with respect to such Non-Electing U.S. Holder, regardless of whether the Company ceases to be a PFIC in one or more subsequent tax years.  A Non-Electing U.S. Holder may terminate this deemed PFIC status by electing to recognize gain (which will be taxed under the rules of Section 1291 of the Code discussed above), but not loss, as if such Warrant Shares were sold on the last day of the last tax year for which the Company was a PFIC.

Under proposed Treasury Regulations, if a U.S. Holder has an option, warrant, or other right to acquire stock of a PFIC (such as the Warrants), such option, warrant or right is considered to be PFIC stock subject to the default rules of Section 1291 of the Code.  Under rules described below, the holding period for the Warrants Shares will begin on the date a U.S. Holder acquired the Warrants.  This will impact the availability of the QEF Election and Mark-to-Market Election with respect to the Warrant Shares.  See discussion below under “QEF Election” and under “Market-to-Market Election”.

QEF Election

A U.S. Holder that makes a timely and effective QEF Election for the first tax year in which its holding period of its Warrant Shares begins generally will not be subject to the rules of Section 1291 of the Code discussed above with respect to its Warrant Shares.  A U.S. Holder that makes a timely and effective QEF Election will be subject to U.S. federal income tax on such U.S. Holder’s pro rata share of (a) the net capital gain of the Company, which will be taxed as long-term capital gain to such U.S. Holder, and (b) the ordinary earnings of the Company, which will be taxed as ordinary income to such U.S. Holder.  Generally, “net capital gain” is the excess of (a) net long-term capital gain over (b) net short-term capital loss, and “ordinary earnings” are the excess of (a) “earnings and profits” over (b) net capital gain.  A U.S. Holder that makes a QEF Election will be subject to U.S. federal income tax on such amounts for each tax year in which the Company is a PFIC, regardless of whether such amounts are actually distributed to such U.S. Holder by the Company.  However, for any tax year in which the Company is a PFIC and has no net income or gain, U.S. Holders that have made a QEF Election would not have any income inclusions as a result of the QEF Election.  If a U.S. Holder that made a QEF Election has an income inclusion, such a U.S. Holder may, subject to certain limitations, elect to defer payment of current U.S. federal income tax on such amounts, subject to an interest charge.  If such U.S. Holder is not a corporation, any such interest paid will be treated as “personal interest,” which is not deductible.

A U.S. Holder that makes a timely and effective QEF Election with respect to the Company generally (a) may receive a tax-free distribution from the Company to the extent that such distribution represents “earnings and profits” of the Company that were previously included in income by the U.S. Holder because of such QEF Election and (b) will adjust such U.S. Holder’s tax basis in the Warrant Shares to reflect the amount included in income or allowed as a tax-free distribution because of such QEF Election.  In addition, a U.S. Holder that makes a QEF Election generally will recognize capital gain or loss on the sale or other taxable disposition of Warrant Shares.

The procedure for making a QEF Election, and the U.S. federal income tax consequences of making a QEF Election, will depend on whether such QEF Election is timely.  A QEF Election will be treated as “timely” if such QEF Election is made for the first year in the U.S. Holder’s holding period for the Warrant Shares in which the Company was a PFIC.  A U.S. Holder may make a timely QEF Election by filing the appropriate QEF Election documents at the time such U.S. Holder files a U.S. federal income tax return for such year.  If a U.S. Holder does not make a timely and effective QEF Election for the first year in the U.S. Holder’s holding period for the Warrant Shares, the U.S. Holder may still be able to make a timely and effective QEF Election in a subsequent year if such U.S. Holder also makes a “purging” election to recognize gain (which will be taxed under the rules of Section 1291 of the Code discussed above) as if such Warrant Shares were sold for their fair market value on the day the QEF Election is effective.  If a U.S. Holder owns PFIC stock indirectly through another PFIC, separate QEF Elections must be made for the PFIC in which the U.S. Holder is a direct shareholder and the Subsidiary PFIC for the QEF rules to apply to both PFICs.

A QEF Election will apply to the tax year for which such QEF Election is timely made and to all subsequent tax years, unless such QEF Election is invalidated or terminated or the IRS consents to revocation of such QEF Election.  If a U.S. Holder makes a QEF Election and, in a subsequent tax year, the Company ceases to be a PFIC, the QEF Election will remain in effect (although it will not be applicable) during those tax years in which the Company is not a PFIC.  Accordingly, if the Company becomes a PFIC in another subsequent tax year, the QEF Election will be effective and the U.S. Holder will be subject to the QEF rules described above during any subsequent tax year in which the Company qualifies as a PFIC.

As discussed above, under proposed Treasury Regulations, if a U.S. Holder has an option, warrant or other right to acquire stock of a PFIC (such as the Warrants), such option, warrant or right is considered to be PFIC stock subject to the default rules of Section 1291 of the Code.  However, a holder of an option, warrant or other right to acquire stock of a PFIC may not make a QEF Election that will apply to the option, warrant or other right or to acquire PFIC stock.  In addition, under proposed Treasury Regulations, if a U.S. Holder holds an option, warrant or other right to acquire stock of a PFIC, the holding period with respect to shares of stock of the PFIC acquired upon exercise of such option, warrant or other right will include the period that the option, warrant or other right was held.

Consequently, if a U.S. Holder of Warrant Shares makes a QEF Election, such election generally will not be treated as a timely QEF Election with respect to Warrant Shares and the rules of Section 1291 of the Code discussed above will continue to apply with respect to such U.S. Holder’s Warrant Shares.  However, a U.S. Holder of Warrant Shares should be eligible to make a timely QEF Election if such U.S. Holder elects in the tax year in which such Warrant Shares are received to recognize gain (which will be taxed under the rules of Section 1291 of the Code discussed above) as if such Warrant Shares were sold for fair market value on the date such U.S. Holder acquired them.  In addition, gain recognized on the sale or other taxable disposition (other than by exercise) of the Warrants by a U.S. Holder will be subject to the rules of Section 1291 of the Code discussed above.  Each U.S. Holder should consult its own tax advisor regarding the application of the PFIC rules to the Warrants and Warrant Shares.

The Company intends to (a) make available to U.S. Holders, upon their written request, information as to its status as a PFIC and the status of any subsidiary in which the Company owns more than 50% of such subsidiary’s total aggregate voting power, and (b) for each year in which the Company is a PFIC provide to a U.S. Holder, upon written request, all information and documentation that a U.S. Holder making a QEF Election with respect to the Company and such more than 50% owned subsidiary which constitutes a PFIC is required to obtain for U.S. federal income tax purposes.  The Company may elect to provide such information on its website (www.banro.com).  Because the Company may hold 50% or less of the aggregate voting power of one or more Subsidiary PFICs at any time, U.S. Holders should be aware that there can be no assurance that the Company will satisfy record keeping requirements that apply to a QEF, or that the Company will supply U.S. Holders with information that such U.S. Holders are required to report under the QEF rules, in the event that a subsidiary of the Company is a PFIC and a U.S. Holder wishes to make a QEF Election with respect to any such Subsidiary PFIC.  With respect to Subsidiary PFICs for which the Company does not obtain the required information, U.S. Holders will continue to be subject to the rules discussed above that apply to Non-Electing U.S. Holders with respect to the taxation of gains and excess distributions.  Each U.S. Holder should consult its own tax advisor regarding the availability of, and procedure for making, a QEF Election with respect to the Company and any Subsidiary PFIC.

A U.S. Holder makes a QEF Election by attaching a completed IRS Form 8621, including a PFIC Annual Information Statement, to a timely filed United States federal income tax return.  However, if the Company cannot provide the required information with regard to the Company or any of its Subsidiary PFICs, U.S. Holders will not be able to make a QEF Election for such entity and will continue to be subject to the rules discussed above that apply to Non-Electing U.S. Holders with respect to the taxation of gains and excess distributions.

Mark-to-Market Election

A U.S. Holder may make a Mark-to-Market Election only if the Warrant Shares are marketable stock.  The Warrant Shares generally will be “marketable stock” if the Warrant Shares are regularly traded on (a) a national securities exchange that is registered with the Securities and Exchange Commission, (b) the national market system established pursuant to section 11A of the Securities and Exchange Act of 1934, or (c) a foreign securities exchange that is regulated or supervised by a governmental authority of the country in which the market is located, provided that (i) such foreign exchange has trading volume, listing, financial disclosure, and meets other requirements and the laws of the country in which such foreign exchange is located, together with the rules of such foreign exchange, ensure that such requirements are actually enforced and (ii) the rules of such foreign exchange ensure active trading of listed stocks.  If such stock is traded on such a qualified exchange or other market, such stock generally will be “regularly traded” for any calendar year during which such stock is traded, other than in de minimis quantities, on at least 15 days during each calendar quarter.  Provided that the Warrant Shares are “regularly traded” as described in the preceding sentence, the Warrant Shares are expected to be marketable stock.

A U.S. Holder that makes a Mark-to-Market Election with respect to its Warrant Shares generally will not be subject to the rules of Section 1291 of the Code discussed above with respect to such Warrant Shares.  However, if a U.S. Holder does not make a Mark-to-Market Election beginning in the first tax year of such U.S. Holder’s holding period for the Warrant Shares or such U.S. Holder has not made a timely QEF Election, the rules of Section 1291 of the Code discussed above will apply to certain dispositions of, and distributions on, the Warrant Shares.

Any Mark-to-Market Election made by a U.S. Holder for the Common Shares will also apply to such U.S. Holder’s Warrant Shares.  As a result, if a Mark-to-Market Election has been made by a U.S. Holder with respect to Common Shares, any Warrant Shares received will automatically be marked-to-market in the year of exercise.  Because a U.S. Holder’s holding period for Warrant Shares includes the period during which such U.S. Holder held the Warrants, a U.S. Holder will be treated as making a Mark-to-Market Election with respect to its Warrant Shares after the beginning of such U.S. Holder’s holding period for the Warrant Shares unless the Warrant Shares are acquired in the same tax year as the year in which the U.S. Holder acquired its Warrants.  Consequently, the default rules under Section 1291 described above generally will apply to the mark-to-market gain realized in the tax year in which Warrant Shares are received.  However, the general mark-to-market rules will apply to subsequent tax years.

A U.S. Holder that makes a Mark-to-Market Election will include in ordinary income, for each tax year in which the Company is a PFIC, an amount equal to the excess, if any, of (a) the fair market value of the Warrant Shares, as of the close of such tax year over (b) such U.S. Holder’s tax basis in such Warrant Shares.  A U.S. Holder that makes a Mark-to-Market Election will be allowed a deduction in an amount equal to the excess, if any, of (a) such U.S. Holder’s adjusted tax basis in the Warrant Shares, over (b) the fair market value of such Warrant Shares (but only to the extent of the net amount of previously included income as a result of the Mark-to-Market Election for prior tax years).

A U.S. Holder that makes a Mark-to-Market Election generally also will adjust such U.S. Holder’s tax basis in the Warrant Shares to reflect the amount included in gross income or allowed as a deduction because of such Mark-to-Market Election.  In addition, upon a sale or other taxable disposition of Warrant Shares, a U.S. Holder that makes a Mark-to-Market Election will recognize ordinary income or ordinary loss (not to exceed the excess, if any, of (a) the amount included in ordinary income because of such Mark-to-Market Election for prior tax years over (b) the amount allowed as a deduction because of such Mark-to-Market Election for prior tax years).

A Mark-to-Market Election applies to the tax year in which such Mark-to-Market Election is made and to each subsequent tax year, unless the Warrant Shares cease to be “marketable stock” or the IRS consents to revocation of such election.  Each U.S. Holder should consult its own tax advisor regarding the availability of, and procedure for making, a Mark-to-Market Election.

Although a U.S. Holder may be eligible to make a Mark-to-Market Election with respect to the Warrant Shares, no such election may be made with respect to the stock of any Subsidiary PFIC that a U.S. Holder is treated as owning, because such stock is not marketable.  Hence, the Mark-to-Market Election will not be effective to eliminate the application of the default rules of Section 1291 of the Code described above with respect to deemed dispositions of Subsidiary PFIC stock or distributions from a Subsidiary PFIC.

Other PFIC Rules

Under Section 1291(f) of the Code, the IRS has issued proposed Treasury Regulations that, subject to certain exceptions, would cause a U.S. Holder that had not made a timely QEF Election to recognize gain (but not loss) upon certain transfers of Warrant Shares that would otherwise be tax-deferred (e.g., gifts and exchanges pursuant to corporate reorganizations).  However, the specific U.S. federal income tax consequences to a U.S. Holder may vary based on the manner in which Warrant Shares are transferred.

Certain additional adverse rules will apply with respect to a U.S. Holder if the Company is a PFIC, regardless of whether such U.S. Holder makes a QEF Election.  For example under Section 1298(b)(6) of the Code, a U.S. Holder that uses Warrant Shares as security for a loan will, except as may be provided in Treasury Regulations, be treated as having made a taxable disposition of such Warrant Shares.

Special rules also apply to the amount of foreign tax credit that a U.S. Holder may claim on a distribution from a PFIC.  Subject to such special rules, foreign taxes paid with respect to any distribution in respect of stock in a PFIC are generally eligible for the foreign tax credit.  The rules relating to distributions by a PFIC and their eligibility for the foreign tax credit are complicated, and a U.S. Holder should consult with its own tax advisor regarding the availability of the foreign tax credit with respect to distributions by a PFIC.

The PFIC rules are complex, and each U.S. Holder should consult its own tax advisor regarding the PFIC rules and how the PFIC rules may affect the U.S. federal income tax consequences of the acquisition, ownership, and disposition of Warrant Shares.

Ownership and Disposition of Warrant Shares to the Extent that the PFIC Rules do not Apply

The following discussion is subject to the rules described above under the heading “Passive Foreign Investment Company Rules”.

Distributions on Warrant Shares

A U.S. Holder that receives a distribution, including a constructive distribution, with respect to a Warrant Share will be required to include the amount of such distribution in gross income as a dividend (without reduction for any Canadian income tax withheld from such distribution) to the extent of the current or accumulated “earnings and profits” of the Company, as computed for U.S. federal income tax purposes.  A dividend generally will be taxed to a U.S. Holder at ordinary income tax rates if the Company is a PFIC.  To the extent that a distribution exceeds the current and accumulated “earnings and profits” of the Company, such distribution will be treated first as a tax-free return of capital to the extent of a U.S. Holder's tax basis in the Warrant Shares and thereafter as gain from the sale or exchange of such Warrant Shares.  (See “ Sale or Other Taxable Disposition of Warrant Shares” below).  However, the Company may not maintain the calculations of earnings and profits in accordance with U.S. federal income tax principles, and each U.S. Holder should therefore assume that any distribution by the Company with respect to the Warrant Shares will constitute ordinary dividend income.  Dividends received on Warrant Shares generally will not be eligible for the “dividends received deduction”.  In addition, the Company does not anticipate that its distributions will constitute qualified dividend income eligible for the preferential tax rates applicable to long-term capital gains made in any tax year in which the Company was a PFIC for such year or for its preceding tax year.  The dividend rules are complex, and each U.S. Holder should consult its own tax advisor regarding the application of such rules.

Sale or Other Taxable Disposition of Warrant Shares

Upon the sale or other taxable disposition of Warrant Shares, a U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference between the U.S. dollar value of cash received plus the fair market value of any property received and such U.S. Holder's tax basis in such Warrant Shares sold or otherwise disposed of.  A U.S. Holder’s tax basis in Warrant Shares generally will be such holder’s U.S. dollar cost for such Warrant Shares.  Gain or loss recognized on such sale or other disposition generally will be long-term capital gain or loss if, at the time of the sale or other disposition, the Warrant Shares have been held for more than one year.

Preferential tax rates apply to long-term capital gain of a U.S. Holder that is an individual, estate, or trust.  There are currently no preferential tax rates for long-term capital gain of a U.S. Holder that is a corporation.  Deductions for capital losses are subject to significant limitations under the Code.

Additional Considerations

Additional Tax on Passive Income

For tax years beginning after December 31, 2012, certain individuals, estates and trusts whose income exceeds certain thresholds will be required to pay a 3.8% Medicare surtax on “net investment income” including, among other things, dividends and net gain from disposition of property (other than property held in a trade or business).  U.S. Holders should consult with their own tax advisors regarding the effect, if any, of this tax on their ownership and disposition of Warrant Shares.

Receipt of Foreign Currency

The amount of any distribution paid to a U.S. Holder in foreign currency, or on the sale, exchange or other taxable disposition of Warrant Shares, generally will be equal to the U.S. dollar value of such foreign currency based on the exchange rate applicable on the date of receipt (regardless of whether such foreign currency is converted into U.S. dollars at that time).  A U.S. Holder will have a basis in the foreign currency equal to its U.S. dollar value on the date of receipt.  Any U.S. Holder who converts or otherwise disposes of the foreign currency after the date of receipt may have a foreign currency exchange gain or loss that would be treated as ordinary income or loss, and generally will be U.S. source income or loss for foreign tax credit purposes.  Each U.S. Holder should consult its own U.S. tax advisor regarding the U.S. federal income tax consequences of receiving, owning, and disposing of foreign currency.

Foreign Tax Credit

Subject to the PFIC rules discussed above, a U.S. Holder that pays (whether directly or through withholding) Canadian income tax with respect to dividends paid on the Warrant Shares generally will be entitled, at the election of such U.S. Holder, to receive either a deduction or a credit for such Canadian income tax.  Generally, a credit will reduce a U.S. Holder’s U.S. federal income tax liability on a dollar-for-dollar basis, whereas a deduction will reduce a U.S. Holder’s income subject to U.S. federal income tax.  This election is made on a year-by-year basis and applies to all foreign taxes paid (whether directly or through withholding) by a U.S. Holder during a year.

Complex limitations apply to the foreign tax credit, including the general limitation that the credit cannot exceed the proportionate share of a U.S. Holder’s U.S. federal income tax liability that such U.S. Holder’s “foreign source” taxable income bears to such U.S. Holder’s worldwide taxable income.  In applying this limitation, a U.S. Holder’s various items of income and deduction must be classified, under complex rules, as either “foreign source” or “U.S. source.”  Generally, dividends paid by a foreign corporation should be treated as foreign source for this purpose, and gains recognized on the sale of stock of a foreign corporation by a U.S. Holder should be treated as U.S. source for this purpose, except as otherwise provided in an applicable income tax treaty, and if an election is properly made under the Code.  However, the amount of a distribution with respect to the Warrant Shares that is treated as a “dividend” may be lower for U.S. federal income tax purposes than it is for Canadian federal income tax purposes, resulting in a reduced foreign tax credit allowance to a U.S. Holder.  In addition, this limitation is calculated separately with respect to specific categories of income.  The foreign tax credit rules are complex, and each U.S. Holder should consult its own U.S. tax advisor regarding the foreign tax credit rules.

Backup Withholding and Information Reporting

Under U.S. federal income tax law and Treasury Regulations, certain categories of U.S. Holders must file information returns with respect to their investment in, or involvement in, a foreign corporation.  For example, recently enacted legislation generally imposes new U.S. return disclosure obligations (and related penalties) on individuals who are U.S. Holders that hold certain specified foreign financial assets in excess of $50,000.  The definition of specified foreign financial assets includes not only financial accounts maintained in foreign financial institutions, but also, unless held in accounts maintained by a financial institution, any stock or security issued by a non-U.S. person, any financial instrument or contract held for investment that has an issuer or counterparty other than a U.S. person and any interest in a foreign entity.  U.S. Holders may be subject to these reporting requirements unless their Warrant Shares are held in an account at a domestic financial institution.  However, pursuant to recent IRS guidance, these new reporting requirements have been temporarily suspended pending release of IRS Form 8938.  Additional guidance is also expected regarding the specific information that will be required to be reported on IRS Form 8938.  Penalties for failure to file certain of these information returns are substantial.  U.S. Holders should consult with their own tax advisors regarding the requirements of filing information returns under these rules, including the requirement to file an IRS Form 8938 (after such form is released) for prior tax years in which the obligation to file such form was suspended.

Payments made within the U.S. or by a U.S. payor or U.S. middleman, of dividends on, and proceeds arising from the sale or other taxable disposition of, Warrant Shares will generally be subject to information reporting and backup withholding tax, at the rate of 28% (and increasing to 31% for payments made after December 31, 2012), if a U.S. Holder (a) fails to furnish such U.S. Holder’s correct U.S. taxpayer identification number (generally on Form W-9), (b) furnishes an incorrect U.S. taxpayer identification number, (c) is notified by the IRS that such U.S. Holder has previously failed to properly report items subject to backup withholding tax, or (d) fails to certify, under penalty of perjury, that such U.S. Holder has furnished its correct U.S. taxpayer identification number and that the IRS has not notified such U.S. Holder that it is subject to backup withholding tax.  However, certain exempt persons generally are excluded from these information reporting and backup withholding rules.  Backup withholding is not an additional tax.  Any amounts withheld under the U.S. backup withholding tax rules will be allowed as a credit against a U.S. Holder’s U.S. federal income tax liability, if any, or will be refunded, if such U.S. Holder furnishes required information to the IRS in a timely manner.  Each U.S. Holder should consult its own tax advisor regarding the information reporting and backup withholding rules.

RISK FACTORS

Reference is made to item 3.2 (entitled “Risk Factors”) in the AIF, which is incorporated by reference herein.

AUDITOR, TRANSFER AGENT AND REGISTRAR

The auditor of the Company is Deloitte & Touche  LLP, Independent Registered Chartered Accountants, Licensed Public Accountants, of Toronto, Ontario, Canada.

The main transfer agent and registrar for the Common Shares and the warrant agent for the Warrants is Equity Financial Trust Company at its office in Toronto, Ontario, Canada.

LEGAL MATTERS

Certain legal matters relating to the offering of Warrant Shares issuable upon exercise of the Warrants will be passed upon by Macleod Dixon LLP, as the Company’s Canadian counsel, and Dorsey & Whitney LLP, as the Company’s United States counsel.

INTEREST OF EXPERTS

Reference is made to item 15 in the AIF, which is incorporated by reference herein.

The matters referred to under “Eligibility for Investment” and certain other matters relating to the Warrant Shares have been passed upon on behalf of the Company by Macleod Dixon LLP and Dorsey & Whitney LLP.

As at the date hereof, the partners and associates of Macleod Dixon LLP and Dorsey & Whitney LLP beneficially own, directly or indirectly, less than 1% of the outstanding securities of each class of securities of the Company. One of Banro’s directors is a partner of Macleod Dixon LLP.

DOCUMENTS FILED AS PART OF THE REGISTRATION STATEMENT

The following documents have been or will be filed with the SEC as part of the registration statement of which this Prospectus forms a part: (i) the documents referred to under the heading “Documents Incorporated by Reference”; (ii) consents of auditor, engineers and legal counsel; and (iii) powers of attorney.

ADDITIONAL INFORMATION

The Company has filed with the SEC a registration statement on Form F-10 relating to the Warrant Shares. This Prospectus, which constitutes a part of the registration statement, does not contain all of the information contained in the registration statement, certain items of which are contained in the exhibits to the registration statement as permitted by the rules and regulations of the SEC. Statements included or incorporated by reference in this Prospectus about the contents of any contract, agreement or other documents referred to are not necessarily complete, and in each instance you should refer to the exhibits for a more complete description of the matter involved. Each such statement is qualified in its entirety by such reference.

The Company is subject to the information requirements of the U.S. Exchange Act and applicable Canadian securities legislation, and in accordance therewith files reports and other information with the SEC and with the securities regulators in Canada. Under a multi-jurisdictional disclosure system adopted by the United States, documents and other information that the Company files with the SEC may be prepared in accordance with the disclosure requirements of Canada, which are different from those of the United States. As a foreign private issuer, the Company is exempt from the rules under the U.S. Exchange Act prescribing the furnishing and content of proxy statements, and its officers, directors and principal shareholders are exempt from the reporting and short- swing profit recovery provisions contained in Section 16 of the U.S. Exchange Act. In addition, the Company is not required to publish financial statements as promptly as U.S. companies.

Prospective investors may read and copy any document that the Company has filed with the SEC at the SEC’s public reference room in Washington, D.C. Prospective investors may also obtain copies of those documents from the public reference room of the SEC at 100 F Street, N.E., Washington, D.C. 20549 by paying a fee. Prospective investors should call the SEC at 1-800-SEC-0330 or access its website at www.sec.gov for further information about the public reference rooms. Prospective investors may read and download some of the documents the Company has filed with the SEC’s Electronic Data Gathering and Retrieval system at www.sec.gov. Prospective investors may read and download any public document that the Company has filed with the Canadian securities regulatory authorities at www.sedar.com.

ENFORCEABILITY OF CIVIL LIABILITIES BY U.S. INVESTORS

Banro is a corporation existing under the Canada Business Corporations Act. All of Banro’s directors and officers and all of the experts named in this Prospectus reside outside the United States, and all or a substantial portion of their assets, and a substantial portion of Banro’s assets, are located outside the United States. Banro has appointed an agent for service of process in the United States, but it may be difficult for securityholders who reside in the United States to effect service within the United States upon those directors, officers and experts who are not residents of the United States. It may also be difficult for securityholders who reside in the United States to realize in the United States upon judgments of courts of the United States predicated upon Banro’s civil liability and the civil liability of its directors, officers and experts under the United States federal securities laws.

The Company filed with the SEC, concurrently with the registration statement, an appointment of agent for service of process on Form F-X. Under the Form F-X, the Company appointed DL Services Inc. as its agent for service of process in the United States in connection with any investigation or administrative proceeding conducted by the SEC, and any civil suit or action brought against or involving the Company in a United States court arising out of or related to or concerning the offering under this Prospectus.

PART II

INFORMATION NOT REQUIRED TO BE DELIVERED TO
OFFEREES OR PURCHASERS

Indemnification of Directors and Officers

Under the Canada Business Corporations Act (the “CBCA”), the Registrant may indemnify a present or former director or officer of the Registrant or another individual who acts or acted at the Registrant's request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the Registrant or other entity. The Registrant may not indemnify an individual unless the individual acted honestly and in good faith with a view to the best interests of the Registrant, or, as the case may be, to the best interests of the other entity for which the individual acted as a director or officer or in a similar capacity at the Registrant's request and in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that the individual’s conduct was lawful. The Registrant may, with the approval of a court, indemnify an individual referred to above in respect of an action by or on behalf of the Registrant or other entity to procure a judgment in its favor, to which the individual is made at party because of the individual’s association with the Registrant or other entity as described above. The aforementioned individuals are entitled to indemnification from the Registrant in respect of all costs, charges and expenses reasonably incurred by the individual in connection with the defense of any civil, criminal, administrative, investigative or other proceeding to which the individual is subject because of the individual’s association with the Registrant or other entity as described above if the individual was not judged by the court or other competent authority to have committed any fault or omitted to do anything that the individual described above ought to have done provided the individual fulfills the conditions set out above. The Registrant may advance moneys to an individual described above for the costs, charges and expenses of a proceeding described above; however, the individual shall repay the moneys if the individual does not fulfill the conditions set out above.

The by-law of the Registrant provides that, subject to the limitations contained in the CBCA, the Registrant shall indemnify a director or officer, a former director or officer, or a person who acts or acted at the Registrant's request as a director or officer, or an individual acting in a similar capacity, of another entity, and their heirs and personal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by them in respect of any civil, criminal, administrative, investigative or other proceeding to which the individual is made a party by reason of being or having been a director or officer of the Registrant, or as a director or officer, or acting in a similar capacity, of such other entity at the Registrant’s request, if they acted honestly and in good faith with a view to the best interests of the Registrant, or, as the case may be, to the best interests of the other entity for which they acted as director or officer, or in a similar capacity, at the Registrant’s request, and, in the case of a criminal, administrative, investigative or other proceeding that is enforced by a monetary penalty, they had reasonable grounds for believing that their conduct was lawful. The by-law of the Registrant provides that the Registrant shall also indemnify such person in such other circumstances as the CBCA permits or requires.

The by-law of the Registrant provides that, subject to the CBCA, the Registrant may purchase and maintain insurance for the benefit of a director or officer, a former director or officer, or a person who acts or acted at the Registrant's request as a director or officer, or an individual acting in a similar capacity, of another entity, and their heirs and personal representatives, against such liabilities and in such amounts as the board of directors of the Registrant may from time to time determine.

*           *           *

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

EXHIBITS

See the Exhibit Index hereto.

PART III

UNDERTAKING AND CONSENT TO SERVICE OF PROCESS

Item 1.  Undertaking.

The Registrant undertakes to make available, in person or by telephone, representatives to respond to inquiries made by the Securities and Exchange Commission staff, and to furnish promptly, when requested to do so by the Securities and Exchange Commission staff, information relating to the securities registered pursuant to this Form F-10 or to transactions in said securities.

Item 2.  Consent to Service of Process.

The Registrant has previously filed with the Securities and Exchange Commission a written Appointment of Agent for Service of Process and Undertaking on Form F-X.

Any change to the name or address of the agent for service of the Registrant shall be communicated promptly to the Securities and Exchange Commission by an amendment to Form F-X referencing the file number of this registration statement.

III-1

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-10 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Toronto, Ontario, Canada on this 16th day of September, 2011.

BANRO CORPORATION

By:	/s/ Donat K. Madilo
Name: Donat K. Madilo
Title: Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on September 16, 2011.

Signature	Title

/s/ Simon F.W. Village Simon F.W. Village	Chairman, Chief Executive Officer, President and Director (Principal Executive Officer)

/s/ Donat K. Madilo Donat K. Madilo	Chief Financial Officer (Principal Financial and Accounting Officer)

* Arnold T. Kondrat	Executive Vice President and Director

III-2

Signature	Title

John A. Clarke	Director

*
Peter N. Cowley	Director

Peter A. Ruxton	Director

* Richard J. Lachcik	Director

Bernard R. van Rooyen	Director

* By:	/s/ Donat K. Madilo
	Name:	Donat K. Madilo
	Title:	Attorney-in-fact

III-3

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the undersigned has signed this Registration Statement, solely in its capacity as the duly authorized representative of Banro Corporation in the United States, on September 16, 2011.

PUGLISI & ASSOCIATES

By:	/s/ Donald J. Puglisi
Name: Donald J. Puglisi
Title: Managing Director

III-4

EXHIBIT INDEX

Exhibit	Description

4.1
Annual Information Form, dated March 29, 2011, for the financial year ended December 31, 2010 (incorporated by reference to Exhibit 99.1 to the Registrant’s Annual Report on Form 40-F for the year ended December 31, 2010, filed with the Commission on March 29, 2011).

4.2
Management Information Circular, dated May 27, 2011, prepared for the purposes of the meeting of shareholders held on June 29, 2011 (incorporated by reference to Exhibit 99.2 to the Registrant’s Current Report on Form 6-K furnished to the Commission on June 7, 2011).

4.3
Audited Comparative Consolidated Financial Statements, including the notes thereto, and the auditors’ reports thereon (incorporated by reference to Exhibit 99.3 to the Registrant’s Annual Report on Form 40-F for the year ended December 31, 2010, filed with the Commission on March 29, 2011).

4.4
Management’s Discussion and Analysis for the financial year ended December 31, 2010
(incorporated by reference to Exhibit 99.2 to the Registrant’s Annual Report on Form 40-F for the year ended December 31, 2010, filed with the Commission on March 29, 2011).

4.5
Unaudited Interim Condensed Consolidated Financial Statements as at and for the three and six month periods ended June 30, 2011, including the notes thereto (incorporated by reference to Exhibit 99.1 to the Registrant’s Current Report on Form 6-K furnished to the Commission on August 15, 2011).

4.6
Management’s Discussion and Analysis for the six months ended June 30, 2011
(incorporated by reference to Exhibit 99.2 to the Registrant’s Current Report on Form 6-K furnished to the Commission on August 15, 2011).

4.7	Material Change Report, dated February 2, 2011 (incorporated by reference to Exhibit 99.1 to the Registrant’s Current Report on Form 6-K furnished to the Commission on February 3, 2011).
4.8	Material Change Report, dated February 10, 2011 (incorporated by reference to Exhibit 99.1 to the Registrant’s Current Report on Form 6-K furnished to the Commission on February 10, 2011).
4.9	Material Change Report, dated March 10, 2011 (incorporated by reference in Exhibit 99.1 to the Registrant’s Current Report on Form 6-K furnished to the Commission on March 11, 2011).
4.10
Technical Report entitled “Economic Assessment NI 43-101 Technical Report, Twangiza Phase 1 Gold Project, South Kivu Province, Democratic Republic of the Congo,” dated March 9, 2011 (as revised on March 24, 2011) (incorporated by reference to Exhibit 99.1 to the Registrant’s Current Report on Form 6-K furnished to the Commission on March 28, 2011).

4.11
Technical Report entitled “Preliminary Assessment NI 43-101 Technical Report, Namoya Gold Project, Maniema Province, Democratic Republic of the Congo," dated March 3, 2011 (incorporated by reference to Exhibit 99.1 to the Registrant’s Current Report on Form 6-K furnished to the Commission on March 9, 2011).

4.12
Technical Report entitled "Third NI 43-101 Technical Report, Lugushwa Project, South Kivu Province, Democratic Republic of the Congo,” dated March 30, 2007 (incorporated by reference to the Registrant’s Current Report on Form 6-K furnished to the Commission on April 19, 2007).

4.13
Section 2 (entitled "Regional Geology") and section 3 (entitled "Kamituga") of the Technical Report entitled "NI 43-101 Technical Report Resource Estimation and Exploration Potential at the Kamituga, Lugushwa and Namoya Concessions, Democratic Republic of Congo," dated February 2005 (incorporated by reference to the Registrant’s Current Report on Form 6-K furnished to the Commission on August 19, 2008).

5.1	Consent of Deloitte & Touche LLP.
5.2†	Consent of Macleod Dixon LLP.
5.3†	Consent of D. Bansah.
5.4†	Consent of M. Skead.
5.5	Consent of M. Pittuck.
5.6†	Consent of H.G. Waldeck.
5.7†	Consent of R. Rautenbach.
5.8	Consent of S. Dorman.
5.9	Consent of R. Bolton.
5.10	Consent of G. O’Donovan.
5.11	Consent of M. Sturgeon.
5.12	Consent of M. Wertz.
5.13	Consent of S. Cremin.
5.14	Consent of N. Senior.
5.15	Consent of SENET.
5.16	Consent of SRK Consulting (UK) Ltd.
5.17	Consent of SRK Consulting (South Africa) (Pty) Ltd.
5.18	Consent of Metago Environmental Engineers.
6.1†	Powers of Attorney
_______________________
† Previously filed.